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FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

THIS AGREEMENT is made as of December 18, 2024  , by and between each investment company referenced on Exhibit A hereto (each a “Fund”, collectively the “Funds”), and The Bank of New York Mellon, a New York banking organization (“BNY”).

W I T N E S S E T H :

WHEREAS, each Fund is an investment company registered under the Investment Company Act of 1940, as amended; and

WHEREAS, each Fund desires to retain BNY to provide for the portfolios identified on

Exhibit A hereto (each, a “Series”) the services described herein, and BNY is willing to provide such services, all as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1.  Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

“Authorized Person” shall mean each person, whether or not an officer or an employee of a Fund, duly authorized by the Board to execute this Agreement and to give Instructions on behalf of such Fund as set forth in Exhibit B hereto and each Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by BNY and the applicable Fund. From time to time each Fund may deliver a new Exhibit B to add or delete any person and BNY shall be entitled to rely on the last Exhibit B actually received by BNY.

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“BNY Affiliate” shall mean any office, branch or subsidiary of The Bank of New York Mellon Corporation.

“Board” shall mean a Fund’s board of directors, or board of trustees, as applicable.

“Confidential Information” shall have the meaning given in Section 22 below.

“Documents” shall mean such documents, including but not limited to, Board resolutions, including resolutions of the Fund’s Board authorizing the execution, delivery and performance of this Agreement by the Fund, and opinions of outside counsel, as BNY may reasonably request from time to time, in connection with its provision of services under this Agreement.

“Instructions” shall mean Oral Instructions or written communications actually received by BNY by S.W.I.F.T., tested telex, letter, facsimile transmission or other method or system specified by BNY as available for use in connection with the services hereunder, from an Authorized Person or person reasonably believed in good faith to be an Authorized Person.

“Investment Advisor” shall mean the entity identified by a Fund to BNY as the entity having investment responsibility with respect to the Fund.

“Net Asset Value” shall mean the per share value of a Fund, calculated in the manner described in the Funds’ Offering Materials.

“Offering Materials” shall mean a Fund’s currently effective prospectus and most recently filed registration statement with the SEC relating to shares of the Fund.

“Oral Instructions” shall mean oral instructions received by BNY under permissible circumstances specified by BNY, in its sole discretion, as being from an Authorized Person or person reasonably believed in good faith by BNY to be an Authorized Person.

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“Organizational Documents” shall mean certified copies of a Fund’s articles of incorporation, certificate of incorporation, certificate of formation or organization, certificate of limited partnership, bylaws, limited partnership agreement, memorandum of association, limited liability company agreement, operating agreement, confidential offering memorandum, material contracts, Offering Materials, all SEC exemptive orders issued to a Fund, required filings or similar documents of formation or organization, as applicable, delivered to and received by BNY.

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

“Shares” means the shares of beneficial interest of any series or class of a Fund.

2.  Appointment.

Each Fund hereby appoints BNY as its agent for the term of this Agreement to perform the services described herein. BNY hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

3.  Representations and Warranties.

3.1 Each Fund hereby represents and warrants to BNY, which representations and warranties shall be deemed to be continuing, that:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by such Fund in accordance with all requisite action of the Board and constitutes a valid and legally binding obligation of such Fund, enforceable in accordance with its terms;

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(c) The Fund’s Investment Advisor is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

(d) Except with respect to services to be performed by BNY hereunder, it is conducting its business in compliance in all material respects with all laws and regulations, both state and federal, to which it is subject, has made and will continue to make necessary tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents or other contract binding on it which would prohibit its execution or performance of this Agreement;

(e) The method of valuation of securities and the method of computing the Net Asset Value shall be as set forth in the Offering Materials of the Fund.

(f) The terms of this Agreement, the fees and expenses associated with this Agreement and any benefits accruing to the Investment Advisor or sponsor of the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, upfront payments, signing payments or periodic payments made or to be made by BNY to such Investment Advisor or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of the Fund and that, if required by applicable law, such Board has approved or will approve the terms of this Agreement, any such fees and expenses and any such benefits;

(g) Each person named on Exhibit B hereto is duly authorized by such Fund to be an Authorized Person hereunder;

(h) Without limiting the provisions of Section 22 below, the Fund shall treat as confidential the terms and conditions of this Agreement and shall not disclose nor authorize disclosure thereof to any other person, except (i) to its employees, officers, Board members, regulators, examiners, internal and external accountants, auditors and counsel, (ii) to employees of its affiliates on a need-to-know basis, (iii) for a summary description of this Agreement in the Offering Materials, (iv) to any other person when required by a court order or legal process, (v) as agreed in writing by BNY (which approval will not be unreasonably withheld) or (vi) whenever

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advised by its counsel that it would be liable for a failure to make such disclosure. In addition, BNY acknowledges and agrees that this Agreement will be filed by the Fund with the SEC. The Fund shall instruct any person who may be afforded access to such information of the Fund’s obligations of confidentiality hereunder; and

(i) It shall promptly notify BNY in writing if any statement set forth in this Section 3.1 ceases to be true and correct in all material respects.

3.2 BNY hereby represents and warrants to each Fund, which representations and warranties shall be deemed to be continuing, that:

(a) it is duly organized, validly existing and in good standing in its jurisdiction of organization;

(b) it has the requisite corporate power and authority to enter into and to carry out the transactions contemplated by this Agreement and to act as administrator pursuant to this Agreement;

(c) there are no legal or administrative proceedings instituted or threatened against BNY of which BNY has not notified the Fund which would materially impair BNY’s ability to perform its duties and obligations under this Agreement;

(d) its entrance into this Agreement shall not cause a material breach or it to be in material conflict with any other agreement or obligation of BNY or any law or regulation to which it is subject;

(e) it is conducting its fund administration and fund accounting business and will provide its services under this Agreement in compliance in all material respects with all laws and regulations, both state and federal, to which it is subject and has obtained all regulatory approvals necessary to carry on its fund administration and fund accounting business as now conducted; and

(f) it shall promptly notify the Fund in writing of any changes occurring from time to time in BNY’s legal or professional status that would materially impair BNY’s ability to provide the services set forth in this Agreement to the Fund and it shall promptly notify the Fund in writing if any statement set forth in this Section 3.2 ceases to be true and correct in all material respects.

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4. Delivery of Documents.

Each Fund shall promptly provide, deliver or cause to be delivered from time to time to BNY the Fund’s Organizational Documents, Documents and other materials used in the distribution of Shares and all amendments thereto as may be necessary for BNY to perform its duties hereunder. BNY shall not be deemed to have notice of any information (other than information supplied by BNY) until actually received by BNY.

5. Matters Regarding BNY.

(a) Subject to the direction and control of each Fund’s Board and the provisions of this Agreement, BNY shall provide to each Fund the administrative services and the valuation and computation services listed on Schedule I attached hereto.

(b) In performing hereunder, BNY shall provide, at its expense, office space, facilities, equipment and personnel.

(c) BNY shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Fund, distribution of shares of any Fund, maintenance of any Fund’s financial records or other services normally performed by the Funds’ respective counsel or independent auditors and the services provided by BNY do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of a Fund or any other person, and each Fund acknowledges that BNY does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on its behalf, other than those specifically agreed to hereunder. The scope of services provided by BNY under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to a Fund, unless the Fund and BNY expressly agree in writing to any such increase in the scope of services.

(d) Each Fund shall cause its officers, advisors, distributor, legal counsel, independent auditors and accountants, transfer agent and other service providers (“Fund Personnel”), to cooperate with BNY and to provide BNY, upon request, with such information, documents and advice relating to such Fund as is within the possession or knowledge of such persons, and which in the opinion of BNY, is necessary in order to enable BNY to perform its

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duties hereunder; provided that BNY rather than the Fund shall be responsible to cause its BNY Affiliates which are providing transfer agent and custodial services to the Fund (“BNY Personnel”) to provide BNY with such information, documents and advice relating to such Fund as is within the possession or knowledge of such persons, and which in the opinion of BNY, is necessary in order to enable BNY to perform its duties hereunder. BNY shall not be responsible under this Agreement for, under any duty under this Agreement to inquire into, or be deemed to make any assurances under this Agreement with respect to, the accuracy, validity or propriety of, and shall be entitled under this Agreement to rely upon the accuracy, validity and propriety of, any information, documents or advice provided to BNY in connection with its performance of its duties under this Agreement. Except for information, documents or advice provided to BNY by BNY Personnel, BNY shall not be liable for any loss, damage or expense resulting from or arising out of the failure of a Fund to cause any information, documents or advice to be provided to BNY as provided herein. BNY shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by a Fund, or by any affiliate of such Fund or by any other third party service provider to such Fund. In the event that any services performed by BNY hereunder rely upon information obtained from a third party service utilized or subscribed to by BNY which BNY in its reasonable judgement deems reliable, BNY shall not have any responsibility or liability for, be under any duty to inquire into, or be deemed to make any assurances with respect to, the accuracy or completeness of such information.

(e) Each Fund shall furnish BNY with any and all instructions, explanations, information, specifications and documentation reasonably deemed necessary or requested by BNY in the performance of its duties hereunder, including without limitation (if applicable) the value of any securities lending related collateral investment account(s). BNY shall not be required to include as Fund liabilities and expenses, nor as a reduction of Net Asset Value, any accrual for any federal, state or foreign income taxes unless the Fund shall have specified to BNY in Instructions the precise amount of the same to be included in liabilities and expenses or used to reduce Net Asset Value. Each Fund shall also furnish BNY with bid, offer or fair market values of securities if BNY notifies such Fund that the same are not available to BNY from a security pricing or similar service utilized, or subscribed to, by BNY which the Fund directs BNY to utilize, and which BNY in its judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Fund also may furnish BNY with bid, offer or market values

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of securities and instruct BNY in Instructions to use such information in its calculations hereunder. BNY shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service. In no event shall BNY be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the applicable Fund.

(f) BNY will be entitled to deal with any Authorized Person of any Fund for Instructions with respect to any matter arising in connection with BNY’s performance hereunder for such Fund, and BNY shall not be liable for any action taken or omitted to be taken by it in good faith without negligence or willful misconduct in accordance with such Instructions. An application for Instructions may, at the option of BNY, set forth in writing any action proposed to be taken or omitted to be taken by BNY with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. BNY shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.

(g) The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Group”). The BNY Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) each Fund consents to the disclosure of and authorizes BNY to disclose information regarding the Fund (“Customer-Related Data”) to the BNY Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) BNY may store the names and business contact information of each Fund’s employees and representatives related to this Agreement on the systems or in the records of the BNY Group or its service providers. The BNY Group may aggregate Customer-Related Data on an anonymized basis with other similar client data collected

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and/or calculated by the BNY Group for BNY’s and BNY Affiliates’ reporting, research, product development and distribution, and marketing purposes, so long as such aggregated data represents a sufficiently large sample such that no Fund can be identified either directly or indirectly or by inference or implication.

(h) Notwithstanding any other provision contained in this Agreement or Schedule I attached hereto, BNY is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles. BNY is solely responsible for processing such securities, as identified by the applicable Fund or its Authorized Persons, in accordance with U.S. tax laws and regulations.

(i) BNY shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I attached hereto, and except as otherwise specifically set forth in this Agreement or specifically required by law or regulation to which BNY is subject no covenant or obligation shall be implied against BNY in connection with this Agreement. BNY acknowledges and agrees that the services provided by BNY pursuant to this Agreement are provided in the context of each Fund being an investment company registered under the 1940 Act.

(j) BNY, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications, Documents and documentation furnished to it by a Fund and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications, Documents or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of a Fund’s or Series’ liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of securities; and the amounts receivable or the amounts payable for the sale or redemption of Fund Shares effected by or on behalf of a Fund. In the event BNY’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or fair market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY which the Fund directs BNY to utilize, and which BNY in its judgment deems reliable, BNY shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to,

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the accuracy or completeness of such information. Without limiting the generality of the foregoing, BNY shall not be required to inquire into any valuation of securities or other assets by a Fund or any third party described in this sub-section (j) even though BNY in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

(k) BNY, in performing the services required of it under the terms of this Agreement, will treat accrued interest as received unless otherwise instructed by the Fund.

6. Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the appropriate Fund, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of such Fund’s trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund shares or membership interests, as applicable, fees and expenses incident to the registration or qualification under the Securities Laws and state and other applicable securities laws of the Fund or its shares or membership interests, as applicable, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material to such Fund’s shareholders or members, as applicable, all expenses incidental to holding meetings of such Fund’s trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting such Fund and legal obligations relating thereto for which the Fund may have to indemnify its trustees, directors, officers, managers and/or members, as may be applicable.

7. Portfolio Compliance Services.

(a) If Schedule I contains a requirement for BNY to provide a Fund with portfolio compliance services, such services shall be provided pursuant to the terms of this Section 7 (the “Portfolio Compliance Services”). The precise compliance review and testing services to be provided shall be as directed by each Fund and as mutually agreed between BNY and such Fund, and the results of BNY’s Portfolio Compliance Services shall be detailed in a portfolio

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compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed. BNY shall have no responsibility or obligation to provide Portfolio Compliance Services other that those services specifically listed in Schedule I.

(b) A Fund will promptly examine each Compliance Summary Report delivered to it by BNY and will notify BNY of any error, omission or discrepancy in such Compliance Summary Report within ten (10) days of the Fund’s receipt of the report. The Fund agrees to notify BNY in writing as promptly as practicable if it fails to receive any such Compliance Summary Report. In addition, if the Fund learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Fund will notify BNY of such condition as promptly as practicable after discovery thereof.

(c) While BNY will endeavor to identify out-of-compliance conditions by applying BNY’s standard of care as provided herein, the parties to this Agreement recognize that in all instances the Fund retains responsibility for portfolio compliance.

8.  Rule 38a-1 and Regulatory Administration Services.

(a) If Schedule I contains a requirement for BNY to provide a Fund with compliance support services related to Rule 38a-1 promulgated under the 1940 Act and/or Regulatory Administration services, such services shall be provided pursuant to the terms of this Section 8 (such services, collectively hereinafter referred to as the “Regulatory Support Services”).

(b) Notwithstanding anything in this Agreement to the contrary, the Regulatory Support Services provided by BNY under this Agreement are administrative in nature and do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of a Fund or any other person.

(c) All work product produced by BNY as outlined at Schedule I in connection with its provision of Regulatory Support Services under this Agreement is subject to review and approval by the applicable Fund and by the Fund’s legal counsel. The Regulatory Support Services performed by BNY under this Agreement will be at the request and direction of the Fund and/or its chief compliance officer (the “Fund’s CCO”), as applicable. BNY disclaims liability to the Fund, and the Fund is solely responsible, for the selection, qualifications and performance of the Fund’s CCO and the adequacy and effectiveness of the Fund’s compliance program.

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9. Standard of Care; Indemnification.

(a) BNY hereby covenants to each Fund that for so long as this Agreement shall remain in force it shall, in accordance with all laws and regulations (both state and federal) to which BNY is subject, carry out its duties and obligations and exercise its powers and discretion under this Agreement using its reasonable endeavors and applying the level of skill and expertise that can reasonably be expected of a professional administrator of a registered investment company and shall provide such information regarding the performance of BNY’s duties under this Agreement as may reasonably be requested by the Fund from time to time.

(b) Except as otherwise provided herein, BNY and any BNY Affiliate shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by or asserted against a Fund, except those costs, expenses, damages, liabilities or claims arising out of BNY’s or any BNY Affiliate’s own bad faith, negligence, willful misconduct, willful misfeasance or reckless disregard of BNY’s duties. In no event shall BNY or any BNY Affiliate be liable to any Fund or any third party for any special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action. BNY and any BNY Affiliate shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Fund, or for delays caused by circumstances beyond BNY’s reasonable control, unless such loss, damage or expense arises out of the bad faith, negligence, willful misconduct or willful misfeasance of BNY or any BNY Affiliate or reckless disregard of the duties of BNY. The maximum aggregate cumulative liability to a Fund and all persons or entities claiming through the Fund, considered as a whole, for all Losses under this Agreement (excluding Losses arising out of BNY’s or any BNY Affiliate’s own bad faith, gross negligence, willful misconduct, willful misfeasance or reckless disregard of BNY’s duties), the recovery of which is not excluded by another provision of this Agreement, shall not exceed the fees actually paid to BNY by the Fund for services provided

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hereunder during the twelve (12) full calendar months immediately preceding the last date of loss (or, if the last date of loss occurs prior to the completion of twelve (12) full calendar months following the original date of this Agreement, the greater of (A) all fees paid with respect to services rendered during the full calendar months that have elapsed subsequent to the original date of this Agreement (“Elapsed Months”) or (B) the average monthly amount of fees paid during the Elapsed Months multiplied by twelve (12)).

(c) Subject to the limitations on liability and responsibility provided in this Agreement with respect to the Funds, each Fund shall indemnify and hold harmless BNY from and against any and all costs, expenses, damages, liabilities and claims and reasonable attorneys’ and accountants’ fees relating thereto (“Losses”), including claims asserted by a Fund, which are sustained or incurred against BNY, by reason of or as a result of any action taken or omitted to be taken by BNY without bad faith, negligence, willful misconduct, willful misfeasance or reckless disregard of BNY’s duties, or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) such Fund’s Offering Materials or Documents (excluding information provided by BNY) or (iii) any Instructions, or arising out of transactions or other activities of such Fund which occurred prior to the commencement of this Agreement; provided, that no Fund shall indemnify BNY for Losses for which BNY is liable under the preceding sub-section 9(b). This indemnity shall be a continuing obligation of each Fund, its successors and assigns, notwithstanding the termination of this Agreement with respect to such Fund. Without limiting the generality of the foregoing, and subject to the limitations on liability and responsibility provided in this Agreement with respect to the Funds, and provided that no Fund shall indemnify BNY for Losses for which BNY is liable under the preceding sub-section 9(b), each Fund shall indemnify BNY against and save BNY harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

I.  Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY by any third party described above or by or on behalf of the Fund (other than errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY by BNY Personnel);

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II.  Action or inaction taken or omitted to be taken by BNY pursuant to Instructions of the Fund or otherwise without negligence or willful misconduct;

III.  Any improper use by the Fund or its agents, distributor or investment advisor of any valuations or computations supplied by BNY pursuant to this Agreement;

IV.  The method of valuation of the securities and the method of computing each Series’ Net Asset Value; and

V.  Any valuations of securities, other assets or the Net Asset Value provided by the Fund.

(d) Actions taken or omitted in reliance on Instructions or upon any information, order, indenture, stock certificate, membership certificate, power of attorney, assignment, affidavit or other instrument believed by BNY in good faith to be from an Authorized Person, or upon the opinion of legal counsel for a Fund or BNY’s own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

(e) Subject to the limitations on liability and responsibility provided in this Agreement with respect to BNY, BNY agrees to indemnify and hold harmless each Fund and their respective directors, trustees, officers and employees from and against any Losses sustained or incurred against the Fund by reason of or as a result of BNY’s material breach of the standard of care set forth in Section 9(a) of this Agreement or BNY’s willful misfeasance, bad faith or negligence in the performance of its duties under this Agreement or reckless disregard by BNY of its obligations and duties under this Agreement.

10. Compensation.

For the services provided hereunder, each Fund agrees to pay BNY such compensation as is mutually agreed to in writing by such Fund and BNY from time to time and such reasonable and documented out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, costs of independent compliance reviews, record retention costs and reproduction charges) as are incurred by BNY in performing its duties hereunder (provided that unless otherwise agreed by BNY and a Fund, transportation and lodging costs must be pre-approved in writing by

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the Fund in advance of BNY billing the Fund for such costs). Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. BNY shall deliver to each Fund invoices for services rendered. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY, each Fund’s Net Asset Value shall be computed at the times and in the manner specified in the Fund’s Offering Materials.

11.  Records; Visits.

(a) The books and records pertaining to each Fund and such Fund’s Series which are in the possession or under the control of BNY shall be the property of the Fund. The Fund and its authorized representatives, including without limitation its auditors (including internal audit staff and exterior auditors) and compliance personnel, shall have access to such books and records at all times during BNY’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by BNY to the Fund or to an authorized representative, at the Fund’s expense.

(b) BNY shall keep all books and records with respect to each Series’ books of account, records of each Series’ securities transactions and all other books and records as BNY or a Fund is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

12.  Term of Agreement.

(a) This Agreement shall be effective on the date first written above and, unless terminated pursuant to its terms, shall continue until 11:59 PM (Eastern time) on the date which is the fifth anniversary of the date upon which services begin being provided (“Service Effective Date”) (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof.

(b) This Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”), unless a particular Fund or BNY gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal

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Notice”). In the event a party provides a Non-Renewal Notice, this Agreement shall terminate with respect to the relevant Fund at 11:59 PM (Eastern time) on the last day of the Initial Term or Renewal Term, as applicable.

(c) If a Fund or BNY with respect to a particular Fund materially breaches this Agreement (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party (“Breach Notice”), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non-Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party (“Breach Termination Notice”), in which case this Agreement shall terminate as of 11:59 PM (Eastern time) on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate). In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(d) Notwithstanding anything contained in this Agreement to the contrary, (i) if in connection with a Change in Control (defined below) a Fund gives notice to BNY terminating this Agreement or terminating it as the provider of any of the services hereunder or (ii) if a Fund otherwise terminates this Agreement, except for a termination by the Fund pursuant to Section 12(c) above, or terminates any of the services hereunder, before the expiration of, as appropriate, the Initial Term or the then-current Renewal Term (“Early Termination”), the following terms shall apply:

(i) Before the effective date of the Early Termination and before any conversion of Fund records and accounts to a successor service provider, the Fund shall pay to BNY an amount equal to all fees and other amounts (“Early Termination Fee”) calculated as if BNY were to provide all services hereunder until the expiration of, as appropriate, the Initial Term or the then-current Renewal Term. The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to BNY under this Agreement during the last three calendar months before the date of the notice of Early Termination (or, if not given, the date services are terminated hereunder). Notwithstanding the foregoing, the Early Termination Fee will only apply to the extent that the aggregate assets and/or accounts serviced by BNY are materially reduced as a result of the Early Termination.

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(ii) The Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to BNY for the termination of services before the expiration of, as appropriate, the Initial Term or the then-current Renewal Term.

(iii) For the purposes of this Section 12(d), “Change in Control” means a merger, consolidation, adoption, acquisition, change in control, re-structuring or re-organization of or any other similar occurrence involving a Fund or any affiliate of a Fund but shall exclude Series closures in the normal course of business.

(iv) If the Fund gives notice of Early Termination (or an Early Termination without such notice occurs) after expiration of the notice period specified in Section 12(b) above, the references above to “expiration of, as appropriate, the Initial Term or the then-current Renewal Term” shall be deemed to mean “expiration of the Renewal Term immediately following, as appropriate, the Initial Term or the then-current Renewal Term.”

(v) If any of the Fund’s assets serviced by BNY under this Agreement are removed from the coverage of this Agreement (“Removed Assets”) and are subsequently serviced by another service provider (including the Fund or an affiliate of the Fund) and such removal results in a material reduction of the assets to be serviced under the terms of this Agreement: (i) the Fund will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets and owe BNY an Early Termination Fee calculated as if the Removed Assets constituted a “Fund”; and (ii) at BNY’s option, either (a) the Fund will also be deemed to have caused an Early Termination with respect to all non-Removed Assets as of a date selected by BNY resulting in the Fund owing BNY the Early Termination Fee, or (b) this Agreement will remain in full force and effect with respect to all non-Removed Assets.

(e) Notwithstanding any other provision of this Agreement, BNY may in its sole discretion terminate this Agreement immediately with respect to a particular Fund by sending notice thereof to the Fund upon the happening of any of the following: (i) the Fund commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against the Fund any such case or proceeding; (ii) the Fund commences as debtor any

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case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the Fund or any substantial part of its property or there is commenced against the Fund any such case or proceeding; (iii) the Fund makes a general assignment for the benefit of creditors; or (iv) the Fund admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due. BNY may exercise its termination right under this Section 12(e) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by BNY of its termination right under this Section 12(e) shall be without any prejudice to any other remedies or rights available to BNY and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding the provisions of Section 19 below, notice of termination under this Section 12(e) shall be considered given and effective when given, not when received.

13. Force Majeure.

(a) Neither party nor its affiliates shall be liable for any damages (including damages caused by delays, failure, errors, interruption or loss of data) or breach hereunder occurring directly or indirectly by reason of any event or circumstance, whether foreseeable or unforeseeable, which despite the taking of commercially reasonable measures is beyond its reasonable control, including without limitation: extraordinary forces of nature and natural disasters, such as floods, hurricanes, severe storms (storms with one or more severely destructive forces comparable to hurricane but not meeting technical hurricane criteria), tornados, earthquakes and wildfires; national or local states of emergencies; epidemics; action or inaction of civil or military authority; war, terrorism, riots or insurrection; criminal acts; building or area evacuations ordered by lawful authority; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; denial of service attacks; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the foregoing (all and any of the foregoing being an “Event Beyond Reasonable Control”). Upon the occurrence of an Event Beyond Reasonable Control, the affected party shall be excused from any non-performance caused by the Event Beyond Reasonable Control for so long as the Event Beyond Reasonable Control or damages caused by it prevail and such party continues to use commercially reasonable efforts to attempt to perform the obligation so impacted, including invoking disaster recovery or business continuity plans when applicable.

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(b) BNY shall enter into and shall maintain reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, BNY shall, at no additional expense to the applicable Fund, take reasonable steps to minimize service interruptions.

14. Amendment.

This Agreement may not be amended, changed or modified in any manner except by a written agreement executed by BNY and the Fund to be bound thereby, and authorized or approved by such Fund’s Board.

15. Assignment; Subcontracting.

(a) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable or delegable by any Fund without the written consent of BNY, or by BNY without the written consent of the affected Fund.

(b) Notwithstanding the foregoing: (i) BNY may assign or transfer this Agreement to any BNY Affiliate or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that BNY gives the relevant Funds thirty (30) days’ prior written notice of such assignment or transfer and such assignment or transfer does not impair the provision of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNY; (ii) BNY may subcontract with, hire, engage or otherwise outsource to any BNY Affiliate with respect to the performance of any one or more of the functions, services, duties or obligations of BNY under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY of any of its obligations or liabilities hereunder; (iii) BNY may subcontract with, hire, engage or otherwise outsource to an unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY under this Agreement provided that BNY shall be liable for the acts and omissions of such unaffiliated third party subcontractor to the same extent that BNY is liable for its own acts and omissions under this Agreement; and (iv) BNY, in the course of providing certain additional services requested by a Fund, including but not limited to, Typesetting, Money Market Fund or eBoard Book services

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(“Vendor Eligible Services”) as further described in Schedule I, may in its sole discretion, enter into an agreement or agreements with a financial printer or electronic services provider (“Vendor”) to provide BNY with the ability to generate certain reports or provide certain functionality. BNY shall not be obligated to perform any of the Vendor Eligible Services unless an agreement between BNY and the Vendor for the provision of such services is then-currently in effect. Upon request, BNY will disclose the identity of the Vendor and the status of the contractual relationship, and a Fund is free in its discretion to attempt to contract directly with the Vendor for the provision of the Vendor Eligible Services. To the extent BNY subcontracts with, hires, engages or otherwise outsources to any third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY under this Agreement, this shall in no way relieve BNY of any of its liabilities or obligations hereunder.

(c) As compensation for the Vendor Eligible Services rendered by BNY pursuant to this Agreement, the applicable Fund will pay to BNY such fees as may be agreed to in writing by the Fund and BNY. In turn, BNY will be responsible for paying the Vendor’s fees. For the avoidance of doubt, BNY anticipates that the fees it charges hereunder will be more than the fees charged to it by the Vendor, and BNY will retain the difference between the amount paid to BNY hereunder and the fees BNY pays to the Vendor as compensation for the additional services provided by BNY in the course of making the Vendor Eligible Services available to the Fund.

16. Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. Each Fund hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction any Fund may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Fund irrevocably agrees not to claim, and it hereby waives, such immunity.

17. Severability; No Third Party Beneficiaries.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining

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provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances. A person who is not a party to this Agreement shall have no rights to enforce any provision of this Agreement, and no Fund shall have a right to enforce any provision of this Agreement as it relates to another Fund. BNY shall not be responsible for any costs or fees charged to a Fund or an affiliate of a Fund by consultants, counsel, auditors, public accountants or other service providers retained by the Fund or any such affiliate.

18.  No Waiver.

Each and every right granted to BNY hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNY to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY of any right preclude any other or future exercise thereof or the exercise of any other right.

19.  Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to a Fund, at

MoA Funds

320 Park Avenue

New York, NY 10022

Attention: General Counsel

if to BNY, at

BNY

103 Bellevue Parkway

Wilmington, Delaware 19809

Attention: Head of U.S. Fund Accounting

with a copy to:

BNY

240 Greenwich Street

New York, New York 10286

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Attention: Legal Dept. – Asset Servicing

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

20.  Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute only one instrument.

21.  Several Obligations.

The parties acknowledge that the rights and obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

22.  Confidentiality.

(a)  BNY shall keep confidential any information relating to a Fund’s business and each Fund shall keep confidential any information relating to BNY’s business (each, “Confidential Information”), except as expressly agreed in writing by the protected party. Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans and internal performance results relating to the past, present or future business activities of a Fund or BNY and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula or improvement that is commercially valuable and secret in the sense that its confidentiality affords a Fund or BNY a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, as between BNY and a particular Fund information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known

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or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory authority request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by BNY in connection with an independent third party compliance or other review; (h) is released in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party. Provisions authorizing the disclosure of information shall survive any termination of this Agreement. The obligations set forth in this Section 22 shall survive any termination of this Agreement for a period of one (1) year after such termination.

(b)  Each Fund acknowledges for itself and its users that certain information provided by BNY on its websites may be protected by copyrights, trademarks, service marks and/or other intellectual property rights, and as such, each Fund agrees that all such information provided is for the sole and exclusive use of the Fund and its users. Certain information provided by BNY is supplied to BNY pursuant to third party licensing agreements which restrict the use of such information and protect the proprietary rights of the appropriate licensor (“Licensor”) with respect to such information. Therefore, each Fund, on behalf of itself and its users, further agrees not to disclose, disseminate, reproduce, redistribute or republish information provided by BNY on its websites in any way without the express written permission of BNY and the Licensor. (Licensor permission to be obtained by BNY prior to BNY providing its permission.)

23.  Non-Solicitation.

During the effectiveness of this Agreement with respect to a particular Fund and for one (1) year thereafter, neither the Fund nor BNY shall, directly or indirectly, knowingly solicit or recruit for employment or hire, or make a recommendation or referral or otherwise knowingly assist or facilitate the solicitation or recruitment of any employee of the other party, for employment by such party. To “knowingly” solicit, recruit, hire, assist or facilitate, within the meaning of this provision, does not include, and therefore does not prohibit, solicitation, recruitment or hiring (or the other related activities stated above) of the other party’s employee if such employee was identified solely as a result of the employee’s response to a general advertisement in a publication of trade or industry interest or other similar general solicitation.

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IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

MoA FUNDS CORPORATION
By:
on behalf of itself and each Series referenced on Exhibit A hereto

Name:	R. Jeffrey Young

Title:	President

THE BANK OF NEW YORK MELLON
By:

Name:	Shalini O’Suilleabhain

Title:	Managing Director

EXHIBIT A

List of Funds/Portfolios

Name

MoA Funds Corporation:

MoA All America Fund

MoA Balanced Fund

MoA Equity Index Fund

MoA Mid Cap Equity Index Fund

MoA Mid Cap Value Fund

MoA Intermediate Bond Fund

MoA Core Bond Fund

MoA Money Market Fund

MoA Small Cap Value Fund

MoA Small Cap Growth Fund

MoA Small Cap Equity Index Fund

MoA International Fund

MoA Catholic Values Fund

MoA Aggressive Allocation Fund

MoA Conservative Allocation Fund

MoA Moderate Allocation Fund

MoA Retirement Income Fund

MoA Clear Passage 2015 Fund

MoA Clear Passage 2020 Fund

MoA Clear Passage 2025 Fund

MoA Clear Passage 2030 Fund

MoA Clear Passage 2035 Fund

MoA Clear Passage 2040 Fund

MoA Clear Passage 2045 Fund

MoA Clear Passage 2050 Fund

MoA Clear Passage 2055 Fund

MoA Clear Passage 2060 Fund

MoA Clear Passage 2065 Fund

MoA Clear Passage 2070 Fund

EXHIBIT B

I,    [Name]    , of    [Fund Name] , a [State] [corporation/trust] (the “Fund”), do hereby certify that:

The following individuals serve in the following positions with the Fund, and each has been duly elected or appointed by the Board of the Fund to each such position and qualified therefor in conformity with the Fund’s Organizational Documents, and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is designated as an Authorized Person under the Fund Administration and Accounting Agreement dated as of         , 202 , between the Fund and The Bank of New York Mellon.

Name	Position	Signature

SCHEDULE I

Schedule of Services

The services included on this Schedule of Services may be provided by BNY or a BNY Affiliate, collectively referred to herein as “BNY”.

VALUATION SUPPORT AND COMPUTATION ACCOUNTING SERVICES

BNY shall provide the following valuation support and computation accounting services for each Fund:

•	Journalize investment, capital share and income and expense activities;

•	Maintain individual ledgers for investment securities;

•	Maintain historical tax lots for each security;

•	Reconcile cash and investment balances of each Fund with the Fund’s custodian;

•	Calculate various contractual expenses;

•	Calculate capital gains and losses;

•	Calculate daily distribution rate per share;

•	Determine net income;

•

Obtain security market quotes and currency exchange rates from pricing services approved by a Fund’s investment adviser, or if such quotes are unavailable, then obtain such prices from the Fund’s investment adviser, and in either case, calculate the market value of each Fund’s investments in accordance with the Fund’s valuation policies or guidelines; provided, however, that BNY shall not under any circumstances be under a duty to independently price or value any of the Fund’s investments, including securities lending related cash collateral investments, itself or to confirm or validate any information or valuation provided by the investment adviser or any other pricing source, nor shall BNY have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

•	Calculate Net Asset Value in the manner specified in the Fund’s Offering Materials (which, for the service described herein, shall include the Fund’s Net Asset Value error policy);

•	Transmit or make available a copy of the daily portfolio valuation to a Fund’s investment adviser;

•	Calculate yields (including SEC yields) and portfolio average dollar-weighted maturity as applicable;

•	Calculate portfolio turnover rate for inclusion in the annual and semi-annual shareholder reports; and

•	Calculate allocations of fund of fund positions using automated functionality in the accounting platform.

FINANCIAL REPORTING

BNY shall provide the following financial reporting services for each Fund:

•	Financial Statement Preparation & Review

•	Prepare the Fund’s respective class level annual and semi-annual shareholder reports with respect to a Fund registered on Form N-1A1 for shareholder delivery, inclusion in Form N-CSR and webhosting;

[1]	Requires applicable “Typesetting Services” as described herein.
[2]	Requires applicable “Typesetting Services” as described herein.

•	Prepare the Fund’s annual and semi-annual shareholder reports with respect to a Fund not registered on Form N-1A2 for shareholder delivery and inclusion in Form N-CSR;

•	Prepare the Fund’s schedule of portfolio holdings2 for inclusion in Form N-PORT;

•	Prepare, circulate and maintain the Fund’s financial reporting production calendar;

•	Prepare and file (or coordinate the filing of) the Fund’s Form 24f-2; and

•	Prepare and coordinate the filing of the Fund’s monthly website files and Form N-MFP, as applicable to money market funds.

•	Modernization Reporting Services

•

BNY shall provide the Modernization Reporting Services set forth in this section to the Funds following a full service operating model. This operating model requires BNY to include the actual filing of the reports as part of the services noted in this section. Modernization Reporting Services are “Vendor Eligible Services” as contemplated in Section 15(b)(iv) of the Agreement.

•

FORM N-PORT. BNY, subject to the limitations described in this section and its timely receipt of all necessary information related thereto, will, or will cause the Vendor to: (i) collect, aggregate and normalize the data required for the creation of Form N-PORT; (ii) prepare, on a monthly basis, Form N-PORT; and (iii) file Form N-PORT with the SEC.

•

The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY and the Fund in advance of the preparation of the initial Form N-PORT to be filed under the Agreement.

•	Unless mutually agreed in writing between BNY and the Fund, BNY will use the same layout and format for every applicable successive reporting period for Form N-PORT.

•

FORM N-CEN. BNY, subject to the limitations described in this section and its timely receipt of all necessary information related thereto, will, or will cause the Vendor to: (i) collect, aggregate and normalize the data required for the submission of Form N-CEN; (ii) prepare, on an annual basis, Form N-CEN; and (iii) file Form N-CEN with the SEC.

•

The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY and the Fund in advance of the preparation of the initial Form N-CEN to be filed under this Agreement.

•

Unless mutually agreed in writing between BNY and the Fund, BNY will use the same source for obtaining the information and method for performing the required calculations for every successive Form N-CEN.

•	Fixed Income Risk Analytics. BNY shall calculate the portfolio and security-level risk metrics required within Form N-PORT and Form N-CEN (referenced above in this section).

•

Liquidity Rule Analysis. BNY shall perform a daily analysis for liquidity classifications and monitor liquidity thresholds per the requirements for Form N-PORT and Form N-CEN (referenced above) and Rule 22e-4.

•

The analysis provided by BNY is subject to and dependent upon the Fund providing all necessary security classifications and percentage thresholds necessary to perform such analysis. The parties hereto acknowledge that the Fund is solely responsible for the adoption, adequacy and effectiveness of the Fund’s liquidity risk management program.

•

BNY shall not be responsible for: (a) delays in the transmission to it by the Fund, the Fund’s adviser and entities unaffiliated with BNY (collectively, for this Section, “Third Parties”) of data required for the preparation of reports described herein, (b) inaccuracies of, errors in or omissions of, such data provided to it by any Third Party, and (c) validation of such data provided to it by any Third Party.

•

The Fund, in a timely manner, shall review and comment on, and, as the Fund deems necessary, cause its counsel and accountants to review and comment on, the preparation of each report described in this section. The Fund shall provide to BNY timely sign-off of the preparation of each such report and timely authorization and direction to file each such report. Absent such timely sign-off, authorization and direction by the Fund, BNY shall be excused from its obligations to prepare the affected report and to file the affected report. BNY is providing the services related to such reports based on the acknowledgement of the Fund that such services, together with the activities of the Fund in accordance with its internal policies, procedures and controls, shall together satisfy the requirements of the applicable rules and regulations for each such report.

•	For such time as this section remains in effect, BNY shall be responsible for the retention of the filed reports described in this section in accordance with any applicable rule or regulation.

•	Typesetting Services (applicable to footnote 1 and the related services stated above)

•	Create financial compositions for the applicable financial report and related EDGAR files;

•	Maintain country codes, industry class codes, security class codes and state codes;

•	Create components that will specify the proper grouping and sorting for display of portfolio information;

•	Create components that will specify the proper calculation and display of financial data required for each applicable financial report (except for identified manual entries, which BNY will enter);

•	Process, convert and load security and general ledger data;

•

Document publishing, including the output of print-ready PDF files and EDGAR html files (such EDGAR html files will be limited to one per the applicable financial report and unless mutually agreed to in writing between BNY and the Fund, BNY will use the same layout for production data for every successive reporting period);

•	Generate financial reports using the Vendor’s capabilities which include the following:

•	identifying information at the beginning of the shareholder report;

•	class expense example;

•	Management Discussion of Fund Performance (semi-annual shareholder report at Fund option);

•	key Fund statistics including total advisory fees paid by the Fund, portfolio turnover rate, net assets and number of holdings;

•	graphical representation of holdings;

•	material Fund changes (if applicable) (semi-annual shareholder report at Fund option);

•	changes in and disagreements with accountants in summary form (if applicable);

•	statement regarding the availability of certain additional information; and

•	additional Fund information as mutually agreed in writing between BNY and the Fund.

•

Unless mutually agreed in writing between BNY and the Fund, BNY will use the same layout and format for every successive reporting period for the typeset reports. At the request of the Fund and upon the mutual written agreement of BNY and the Fund as to the scope of any changes and additional compensation of BNY, BNY will, or will cause the Vendor to, change the format or layout of reports from time to time.

•	Typesetting Services (applicable to footnote 2 and the related services stated above)

•	Create financial compositions for the applicable financial report and related EDGAR files;

•	Maintain country codes, industry class codes, security class codes and state codes;

•	Map individual general ledger accounts into master accounts to be displayed in the applicable financial reports;

•	Create components that will specify the proper grouping and sorting for display of portfolio information;

•	Create components that will specify the proper calculation and display of financial data required for each applicable financial report (except for identified manual entries, which BNY will enter);

•	Process, convert and load security and general ledger data;

•

Include data in financial reports provided from external parties to BNY which includes, but is not limited to: shareholder letters, “Management Discussion and Analysis” commentary, notes on performance, notes to financials, report of independent auditors, Fund management listing, service providers listing and Fund spectrums;

•

Document publishing, including the output of print-ready PDF files and EDGAR html files (such EDGAR html files will be limited to one per the applicable financial report and unless mutually agreed to in writing between BNY and the Fund, BNY will use the same layout for production data for every successive reporting period);

•	Generate financial reports using the Vendor’s capabilities which include the following:

•	front/back cover;

•	table of contents;

•	shareholder letter;

•	Management Discussion and Analysis commentary;

•	sector weighting graphs/tables;

•	disclosure of Fund expenses;

•	schedules of investments;

•	statement of net assets;

•	statements of assets and liabilities;

•	statements of operation;

•	statements of changes;

•	statements of cash flows;

•	financial highlights;

•	notes to financial statements;

•	report of independent registered public accounting firm;

•	tax information; and

•	additional Fund information as mutually agreed in writing between BNY and the Fund.

•

Unless mutually agreed in writing between BNY and the Fund, BNY will use the same layout and format for every successive reporting period for the typeset reports. At the request of the Fund and upon the mutual written agreement of BNY and the Fund as to the scope of any changes and additional compensation of BNY, BNY will, or will cause the Vendor to, change the format or layout of reports from time to time.

•	Money Market Fund Services

•	Prepare, on a monthly basis, Form N-MFP, subject to BNY’s timely receipt of all necessary information related thereto;

•

Prepare, on a monthly basis, an electronic file of the portfolio holdings information required by Rule 2a-7(c)(12) promulgated under the 1940 Act for public website disclosure, subject to BNY’s timely receipt of all necessary information related thereto;

•	File Form N-MFP with the SEC; and

•	Provide the electronic file of the portfolio holdings information to the Fund or, at the Fund’s written direction, to an identified third party.

•

Neither BNY nor the Vendor, in connection with a particular Money Market Fund Services report, will: (i) access, post reports to or perform any service on a Fund’s website; or (ii) prepare, provide or generate any reports, forms or files not specifically agreed to by BNY in advance.

•

The applicable Fund acknowledges that it shall be responsible for the retention of any Money Market Fund Services reports in accordance with Rule 2a-7 promulgated under the 1940 Act or any other applicable rule or regulation.

•

Unless mutually agreed in writing between BNY and a Fund, BNY will use the same layout and format for every successive reporting period for the Money Market Fund Services reports. At the request of a Fund and upon the mutual written agreement of BNY and the Fund as to the scope of any changes and additional compensation of BNY, BNY will, or will cause the Vendor to, customize Money Market Fund Services reports from time to time.

TAX SERVICES

BNY shall provide the following tax services for each Fund:

•	Tax Provision Preparation

•	Prepare fiscal year-end tax provision analysis;

•	Process tax adjustments on securities identified by a Fund that require such treatment;

•	Prepare ROCSOP adjusting entries; and

•	Prepare financial statement footnote disclosures.

•

BNY is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles; this responsibility resides with the Fund or Fund’s management. BNY is responsible for processing such identified securities, in accordance with U.S. tax laws and regulations.

•	Excise Tax Distributions Calculations

•	Prepare calendar year tax distribution analysis;

•	Process tax adjustments on securities identified by a Fund that require such treatment; and

•	Prepare annual tax-based distribution estimate for each Fund.

•

BNY is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles; this responsibility resides with the Fund or Fund’s management. BNY is responsible for processing such identified securities, in accordance with U.S. tax laws and regulations.

•	Other Tax Services

•	Prepare for execution and filing, the federal and state income and excise tax returns;

•	Prepare year-end Investment Company Institute broker/dealer reporting and prepare fund distribution calculations disseminated to broker/dealers; and

•	Coordinate U.S.C. Title 26 Internal Revenue Code (“IRC”) §855 and excise tax distribution requirements.

•	Uncertain Tax Positions

•	Documentation of all material tax positions taken by a Fund with respect to specified fiscal years and identified to BNY (“Tax Positions”);

•

Review of a Fund’s: (i) tax provision work papers, (ii) excise tax distribution work papers, (iii) income and excise tax returns, (iv) tax policies and procedures and (v) Subchapter M compliance work papers;

•	Determine as to whether or not Tax Positions have been consistently applied, and documentation of any inconsistencies;

•	Review relevant statutory authorities;

•	Review tax opinions and legal memoranda prepared by tax counsel or tax auditors to a Fund;

•	Review standard mutual fund industry practices, to the extent such practices are known to, or may reasonably be determined by, BNY; and

•	Delivery of a written report to the applicable Fund detailing such items.

•

The following are expressly excluded from the Uncertain Tax Positions services: (i) assessment of risk of any challenge by the Internal Revenue Service or other taxing authority against any Tax Position (including, without limitation, whether it is “more likely than not” such Tax Position would be sustained); (ii) calculation of any tax benefit measurement, in whole or in part, that may be required if any “more likely than not” threshold has not been met; and (iii) any tax opinion or tax advice. Additionally, none of the Uncertain Tax Positions services shall be deemed to be or constitute a tax opinion or tax advice.

(a) The Fund shall provide such information and documentation as BNY may reasonably request in connection with the Uncertain Tax Positions services. The Fund’s independent public accountants shall cooperate with BNY and make such information available to BNY as BNY may reasonably request.

(b) Notwithstanding anything to the contrary in this Agreement and without limiting any rights, protections or limitations of liability otherwise provided to BNY pursuant to this Agreement, (i) BNY is authorized and permitted to release such information as is necessary or desirable to be released in connection with the provision of any of the Uncertain Tax Positions services, (ii) management of the Fund is responsible for complying with all uncertain tax positions reporting obligations relating to the Fund and BNY shall have no liability to the Fund or any other entity or governmental authority with respect to any tax positions taken by the Fund, (iii) BNY shall have no liability either for any error or omission of any other service provider (including any accounting firm or tax adviser) to the Fund or for any failure to discover any such error or omission, (iv) the Fund shall be responsible for all filings, tax returns and reports on all Tax Positions and for the payment of all taxes and similar items (including without limitation penalties and interest related thereto) and (v) in the event of any error or omission in the performance of a Uncertain Tax Positions service the Fund’s exclusive remedy and BNY’s sole liability shall be limited to reperformance of the applicable Uncertain Tax Positions service and the preparation and delivery to the Fund of a corrected report, such reperformance, preparation and delivery to be provided at no additional service charge to the Fund.

•	IRS CIRCULAR 230 DISCLOSURE:

To ensure compliance with requirements imposed by the Internal Revenue Service, BNY informs the Fund that any U.S. tax advice contained in any communication from BNY to the Fund (including any future communications) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein or therein.

FUND ADMINISTRATION SERVICES

BNY shall provide the following fund administration services for each Fund:

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In accordance with Instructions received from a Fund, and subject to portfolio limitations as provided by such Fund to BNY in writing from time to time, monitor such Fund’s compliance, on a post-trade basis, with such portfolio limitations, provided that BNY maintains in the normal course of its business all data necessary to measure the Fund’s compliance;

•	Monitor the Fund’s status as a regulated investment company under Subchapter M of the IRC and Subchapter L of the IRC (if required).

•	Establish appropriate expense accruals and compute expense ratios, maintain expense files and coordinate the payment of Fund approved invoices;

•	Calculate Fund approved income and per share amounts required for periodic distributions to be made by the applicable Fund;

•	Produce performance return files for all standard time periods with respect to applicable Funds and share classes in standard BNY format;

•	Disseminate performance return files in standard BNY format on a monthly basis;

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Disseminate benchmark performance return files (provided that the relevant benchmark data is readily available to BNY in the normal course of BNY’s business and at no additional cost to BNY) in standard BNY format on a monthly basis;

•	Coordinate a Fund’s annual audit;

•	Supply various normal and customary portfolio and Fund statistical data as requested on an ongoing basis; and

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If the chief executive officer or chief financial officer of a Fund is required to provide a certification as part of the Fund’s Form N-CSR filing pursuant to regulations promulgated by the SEC under Section 302 of the Sarbanes-Oxley Act of 2002 or as part of such other SEC filing as agreed between the Fund and BNY, provide a sub-certification in support of certain matters set forth in the aforementioned certification. Such sub-certification is to be in such form and relating to such matters as agreed to by BNY in advance. BNY shall be required to provide the sub-certification only during the term of this Agreement with respect to the applicable Fund and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification. For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other law, rule or regulation.

REGULATORY ADMINISTRATION SERVICES

BNY shall provide the following regulatory administration services for each Fund:

•	Maintain a regulatory calendar for each Fund listing various SEC filing and Board approval deadlines;

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Assemble and distribute board materials for quarterly meetings of the Board, including the drafting of agendas and resolutions for such quarterly meetings of the Board (with final selection of agenda items made by Fund counsel);

•	Attend (in-person or telephonically) quarterly Board meetings and draft minutes thereof;

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Prepare and coordinate the filing of annual post-effective amendments to a Fund’s registration statement (not including the initial registration statement or related to the addition of one or more classes of shares or series or the combining of multiple prospectuses into one prospectus or the splitting of one prospectus into multiple prospectuses);

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Prepare and coordinate the filing of Forms N-CSR (including financial statements required to be included therein by SEC Release No. IC-34371) and N-PX, as applicable (with the Fund supplying the voting records for Form N-PX in the format required by BNY);

•	Assist the Fund in the handling of SEC examinations by providing requested documents in the possession of BNY that are on the SEC examination request list; and

•	Assist with and/or coordinate such other filings, notices and regulatory matters on such terms and conditions as BNY and the applicable Fund may mutually agree upon in writing from time to time.

•	eBoard Book Services:

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Permit persons or entities entering a valid password to have electronic access, via an Internet-based secure website, to current quarterly Board meeting materials and such other Board meeting materials as may be agreed between BNY and a Fund.

•	38a-1 Compliance Support Services

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Provide compliance policies and procedures related to certain services provided by BNY and, if mutually agreed, certain of the BNY Affiliates; summary procedures thereof; and periodic certification letters.